PRINCIPAL INVESTORS FUND

                              PLAN OF ACQUISITION

              INTERNATIONAL SMALLCAP FUND AND INTERNATIONAL FUND I

The Board of Directors of Principal Investors Fund (the "Fund") deem it advisable that the International Fund I of the Fund acquire all of the assets of the International SmallCap Fund in exchange for the assumption by the International Fund I of all of the liabilities of the International SmallCap Fund and shares issued by the International Fund I which are thereafter to be distributed by the International SmallCap Fund pro rata to its shareholders in complete liquidation and termination of the International SmallCap Fund and in exchange for all of the International SmallCap Fund's outstanding shares.

The International SmallCap Fund will transfer to the International Fund I and the International Fund I will acquire from the International SmallCap Fund, all of the assets of the International SmallCap Fund on the Closing Date and will assume from the International SmallCap Fund all of the liabilities of the International SmallCap Fund in exchange for the issuance of the number of shares of the International Fund I determined as provided in the following paragraphs, which will be subsequently distributed pro rata to the shareholders of the International SmallCap Fund in complete liquidation and termination of the International SmallCap Fund and in exchange for all of the International SmallCap Fund's outstanding shares. The International SmallCap Fund will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by the International SmallCap Fund in proper form prior to the Closing Date shall be fulfilled by the International SmallCap Fund. Redemption requests received by the International SmallCap Fund thereafter will be treated as requests for redemption of those shares of the International Fund I allocable to the shareholder in question.

Each Fund will declare to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date;

On the Closing Date, the International Fund I will issue to the International SmallCap Fund a number of full and fractional shares of the International Fund I, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the International SmallCap Fund. The aggregate value of the net assets of the International SmallCap Fund and the International Fund I shall be determined in accordance with the then current Prospectus of the International Fund I as of closing of the New York Stock Exchange on the Closing Date.

The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management, 680 8th Street, Des Moines, Iowa 50392-2080 at 3:00 p.m. Central Daylight Time on August 1, 2003 or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the International Fund I or the International SmallCap Fund to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

As soon as practicable after the Closing, the International SmallCap Fund shall
(a) distribute on a pro rata basis to the shareholders of record of the International SmallCap Fund at the close of business on the Closing Date the shares of the International Fund I received by the International SmallCap Fund at the Closing in exchange for all of the International SmallCap Fund's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.

For purposes of the distribution of shares of the International Fund I to shareholders of the International SmallCap Fund, the International Fund I shall credit on the books of the International Fund I an appropriate number of shares of the International Fund I to the account of each shareholder of the International SmallCap Fund. No certificates will be issued for shares of the International Fund I. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the International SmallCap Fund, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of the International Fund I to be credited on the books of the International Fund I in respect of such shares of the International SmallCap Fund as provided above.

Prior to the Closing Date, the International SmallCap Fund shall deliver to the International Fund I a list setting forth the assets to be assigned, delivered and transferred to the International Fund I, including the securities then owned by the International SmallCap Fund and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the International Fund I pursuant to this Plan.

All of the International SmallCap Fund's portfolio securities shall be delivered by the International SmallCap Fund's custodian on the Closing Date to the International Fund I or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act, transferred to an account in the name of the International Fund I or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from the International SmallCap Fund's account at its custodian to the International Fund I's account at its custodian. If on the Closing Date the International SmallCap Fund is unable to make good delivery to the International Fund I's custodian of any of the International SmallCap Fund's portfolio securities because such securities have not yet been delivered to the International SmallCap Fund's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and the International SmallCap Fund shall deliver to the International Fund I's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the International Fund I, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by the International Fund I.

This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of the International SmallCap Fund and notwithstanding favorable action by such shareholder, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Fund's Board of Directors at any time, except that after approval by the shareholders of the International SmallCap Fund no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of the International SmallCap Fund.

Except as expressly provided otherwise in this Plan, Principal Management will pay or cause to be paid all out-of-pocket fees and expenses incurred by the International SmallCap Fund or the International Fund I in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.